Exhibit 99.1

Four Oaks Fincorp, Inc. Announces 2011 Second Quarter Results

FOUR OAKS, N.C.--(BUSINESS WIRE)--August 11, 2011--Four Oaks Fincorp, Inc. (OTCBB:FOFN) (the “Company”), the holding company for Four Oaks Bank & Trust Company (the “Bank”), today announced the results for the second quarter ended June 30, 2011. The net loss for the second quarter and six months ended June 30, 2011 was $1.3 million and $2.4 million, respectively, compared to net income of $289,000 and $382,000 for the same periods of 2010, respectively. The provision for loan losses for the six months ended June 30, 2011 of $5.1 million was similar to the amount recorded for the same period in 2010, but overall represents a higher percentage of total loans as a result of the contraction of the loan portfolio and is consistent with the continued depressed nature of the economic conditions in our market. This is primarily due to $5.3 million in net charge-offs recognized during the six months ended June 30, 2011 as compared to $3.5 million in net charge-offs recognized at June 30, 2010. Nonaccrual loans increased to $57.0 million during the six months ended June 30, 2011, from $51.5 million at December 31, 2010, due to continued deterioration of performance. Increased levels of past due loans and nonperforming assets, and further deterioration of the local economy led us to increase our allowance for loan losses (ALLL) as a percentage of gross loans to 3.34% or $21.9 million at June 30, 2011 as compared to 3.25% or $22.1 million as of December 31, 2010. 34.9% or $7.6 million of the June 30, 2011, ALLL represents specific reserves on impaired loans as compared to 38.0% or $8.4 million at December 31, 2010. Management believes the June 30, 2011 allowance for loan losses is adequate to absorb probable losses inherent in the loan portfolio. The increased levels of charge-offs and nonaccrual loans result from rigorous examination of our loan portfolio by internal and external reviewers in order to identify problem credits and properly account for them.

The Bank is well capitalized with total risk based capital of 10.01%, tier 1 risk based capital of 8.74%, and leverage ratio of 5.79% at June 30, 2011, as compared to 9.77%, 8.50%, and 5.88%, respectively, at December 31, 2010, when the Bank was adequately capitalized. The Company became adequately capitalized with total risk based capital of 10.64%, tier 1 risk based capital of 7.47%, and leverage ratio of 4.96% at June 30, 2011, as compared to 10.42%, 7.36%, and 5.06%, respectively, at December 31, 2010, when the Company was well capitalized. The minimum levels to be considered “well capitalized” for each of these ratios are 10%, 6%, and 5%, respectively. The minimum levels to be considered “adequately capitalized’ for each of these ratios are 8%, 4%, and 4%, respectively. We are actively assessing our alternatives for improving capital, which may include increasing tangible common equity and regulatory capital, reducing our balance sheet, or other strategies.

Asset Quality:

Total nonperforming assets were $66.9 million or 7.05% of total assets at June 30, 2011, as compared to $60.3 million or 6.37% of total assets at December 31, 2010. Nonaccrual loans increased by $5.5 million to $57.0 million, or 8.68% of gross loans and accruing loans 90 days or more past due decreased by $931,000 to $15,000 at June 30, 2011, compared to $51.5 million, or 7.55% of gross loans and $946,000 as of December 31, 2010, respectively. The increase in nonaccrual loans was primarily attributable to construction/land development loans, 1 to 4 family residential loans, and commercial real estate loans. Foreclosed assets totaled $10.0 million at June 30, 2011, up from $8.8 million at December 31, 2010, due to $1.1 million of sales and $3.1 million of additions as nonperforming loans cycled through the collections process. Troubled debt restructurings (TDRs) totaled $53.5 million at June 30, 2011, and are comprised of $33.2 million which are included in nonaccrual loans and $20.3 million which are performing loans. This compares to total TDRs at December 31, 2010 of $51.5 million comprised of $30.9 million which are included in nonaccrual loans and $20.6 million which are performing loans. Working with our customers to extend a payment or revise loan terms is reflective of the individualized customer service we are providing to help our customers through this difficult economic cycle.

Net Interest Income and Net Interest Margin:

Net interest income after the provision for loan losses totaled $4.3 million and $8.6 million for the three months and six months ended June 30, 2011, respectively, as compared to $5.0 million and $10.6 million for the same periods in 2010, which represent decreases of 14.42% and 19.04%, respectively. Net interest margin annualized for the quarter and twelve months ended December 31, 2011 was 2.94% and 3.01%, respectively, compared to 3.07% and 3.41% as of December 31, 2010. Our net interest margin declined during the six months ended June 30, 2011 due to the decrease in gross loans, elevated levels of nonaccruing loans, and lower yields on investments. The effect of these factors more than offset the benefit of lower interest expense which declined to $3.6 million and $7.3 million for the second quarter and six months ended June 30, 2011 as compared to $3.9 million and $7.8 million for the same periods ended June 30, 2010.

Non-Interest Income:

Non-interest income for the second quarter and six months ended June 30, 2011, respectively, decreased $1.1 million during each period to $1.4 million and $2.7 million from $2.5 million and $3.8 million for the same periods ended June 30, 2010, primarily due to lower gains from sales of investment securities.

Non-Interest Expense

Non-interest expense totaled $6.9 million and $13.7 million for the second quarter and six months ended June 30, 2011, respectively, as compared to $7.3 million and $14.5 million, respectively, for the same periods in 2010. This decline is primarily due to 2011 decreases in non-interest expense related to write downs of foreclosed properties, professional fees, and merger expenses.

Balance Sheet and Capital

Total assets of $949.7 million at June 30, 2011 increased 0.2% compared to $947.6 million at December 31, 2010. Net cash, cash equivalents, and investments of $266.0 million at June 30, 2011 increased 12.1% compared to $237.3 million at December 31, 2010. Net loans of $634.5 million at June 30, 2011 decreased 3.9% compared to $660.2 million at December 31, 2010. Total deposits of $765.5 million at June 30, 2011 decreased 0.5% compared to $769.2 million at December 31, 2010. Total shareholders’ equity was $35.0 million at June 30, 2011, a decrease of 1.4% compared to $35.5 million at December 31, 2010. Book value per share at June 30, 2011 was $4.59 as compared to $4.70 at December 31, 2010. Chairman, President, and Chief Executive Officer, Ayden R. Lee, Jr. states, “We are encouraged by the Bank’s return to well capitalized status, our positive pre-tax pre-provision earnings, and improvements in our processes related to identification of impaired loans. We continue to explore various capital improvement alternatives. We truly appreciate the loyalty of our shareholders and customers as we work through these difficult times.”

With $949.7 million in total assets as of June 30, 2011, the Company, through its wholly owned subsidiary, Four Oaks Bank & Trust Company, offers a broad range of financial services through its eighteen offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, Holly Springs, Harrells, Sanford, Zebulon, Dunn, Rockingham, Southern Pines, and Raleigh, North Carolina. Four Oaks Fincorp, Inc. trades through its market makers under the symbol of FOFN.

Information in this press release may contain forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, our ability to comply with the Written Agreement we entered with the Federal Reserve Bank of Richmond and the North Carolina Office of the Commissioner of Banks in May 2011, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates on the level and composition of deposits, the effects of competition from other financial institutions, our ability to raise capital and continue as a going concern, the failure of assumptions underlying the establishment of the allowance for loan losses, our ability to achieve and maintain an effective internal control environment, and the low trading volume of the Company’s common stock. Additional factors that could cause actual results to differ materially are discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. The Company does not undertake a duty to update any forward-looking statements in this press release.

CONTACT:
Four Oaks Fincorp, Inc.
Ayden R. Lee, Jr., Chairman, President, and Chief Executive Officer, or
Nancy S. Wise, Executive Vice President and Chief Financial Officer
919-963-2177